Exhibit 99.1

Company Press Release

Friday, May 15, 2009

Advant-e Corporation Announces First Quarter 2009 Results

Company Reports Net Income for 23rd Consecutive Quarter; Revenue for Internet-based EDI

Services Increased; Software Revenue Decreased

DAYTON, Ohio, May 15, 2009 — Advant-e Corporation (OTC Bulletin Board: AVEE) today announced financial and operating results for the first quarter of 2009. The Company provides Internet-based Electronic Data Interchange services through Edict Systems, Inc. and sells electronic document management software and services through Merkur Group, Inc. Edict Systems and Merkur Group are wholly owned subsidiaries of Advant-e Corporation.

For the first quarter of 2009 the Company reported revenue of $2,155,291, an 8% decrease compared to revenue of $2,345,234 in the first quarter of 2008. Revenue from Edict Systems increased by $111,752, but revenue from Merkur Group fell by $301,695.

Net income for the first quarter of 2009 was $234,677, or $.03 per share, an 11% decrease compared to net income of $264,910, or $.04 per share, for the same period in 2008.

Jason K. Wadzinski, Chairman of the Board and Chief Executive Officer, remarked, “As stated in previous earnings releases, current economic weakness is having a more pronounced impact on software sales by Merkur Group than internet-based EDI services provided by Edict Systems. Although Merkur’s results are below our internal targets, the steep decline in Merkur’s revenue year-over-year is mainly due to the strong sales Merkur reported in the first quarter of 2008.”

“I believe that given the current economic conditions, our overall performance and level of profitability are satisfactory. We are continuing to focus on our core markets as well as expanding into new industries and we are investing in the people and resources deemed appropriate to position the company for increased activity going forward.”

About Advant-e Corporation

Advant-e, via its wholly owned subsidiaries Edict Systems, Inc. and Merkur Group, Inc. is a provider of internet-based hosted Electronic Data Interchange (EDI) and electronic document management software and services. The Company helps businesses automate manual, paper-intensive processes via expanded use of EDI or by integrating directly with ERP/MRP systems.

Additional information about Advant-e Corporation can be found at www.Advant-e.com, www.EdictSystems.com, and www.MerkurGroup.com, or by contacting investor relations at (937) 429-4288. The company’s email is info@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended March 31,
	2009	2008
Revenue	$2,155,291	2,345,234
Cost of revenue	899,659	920,846

Gross margin	1,255,632	1,424,388
Marketing, general and administrative expenses	887,285	1,006,002

Operating income	368,347	418,386
Other income (expense), net	(19,649)	5,204

Income before income taxes	348,698	423,590
Income tax expense	114,021	158,680

Net income	$234,677	264,910

Earnings per share – basic and diluted	$0.03	0.04

Weighted average shares outstanding – basic and diluted	6,711,699	6,815,015

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	March 31, 2009	December 31, 2008
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$2,378,330	2,090,005
Short-term investments	203,774	232,721
Accounts receivable, net	828,295	699,095
Prepaid software maintenance costs	172,856	156,027
Prepaid expenses and deposits	79,601	74,361
Prepaid income taxes	—	16,837
Deferred income taxes	153,700	152,156

Total current assets	3,816,556	3,421,202
Software development costs, net	92,008	112,453
Property and equipment, net	379,268	434,645
Goodwill	1,474,615	1,474,615
Other intangible assets, net	392,754	413,932

Total assets	$6,155,201	5,856,847

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$209,176	207,374
Accrued salaries and other expenses	245,469	283,360
Income taxes payable	116,223	—
Deferred revenue	614,635	583,677

Total current liabilities	1,185,503	1,074,411
Deferred income taxes	292,168	335,663

Total liabilities	1,477,671	1,410,074

Shareholders’ equity:
Common stock, $.001 par value; 20,000,000 shares authorized; 6,737,741 shares issued and 6,710,399 shares outstanding at March 31, 2009; 6,738,261 shares issued and 6,713,919 shares outstanding at December 31, 2008	6,738	6,738
Paid-in capital	2,019,583	2,020,206
Retained earnings	2,690,441	2,455,764
Treasury stock at cost, 27,342 and 24,342 shares at March 31, 2009 and December 31, 2008, respectively	(39,232)	(35,935)

Total shareholders’ equity	4,677,530	4,446,773

Total liabilities and shareholders’ equity	$6,155,201	5,856,847

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
	2009	2008
Cash flows from operating activities:
Net income	$234,677	264,910
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	62,767	63,399
Amortization of software development costs	20,445	20,446
Amortization of other intangible assets	21,178	21,178
Deferred income taxes	(45,039)	(41,020)
Purchases of trading securities	(43,949)	(80,477)
Proceeds from sales of trading securities	49,828	78,007
Net unrealized losses on trading securities	4,667	14,078
Net realized (gains) losses on sales of securities	18,401	(5,339)
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	(129,200)	(131,363)
Prepaid software maintenance costs	(16,829)	(25,911)
Prepaid expenses and deposits	(5,240)	(51,733)
Prepaid income taxes	16,837	—
Accounts payable	1,802	324,567
Accrued salaries and other expenses	(37,891)	52,035
Income taxes payable	116,223	60,336
Deferred revenue	30,958	157,274

Net cash flows from operating activities	299,635	720,387

Cash flows from investing activities:
Purchases of property and equipment	(7,390)	(98,186)

Cash flows from financing activities:
Purchase of treasury shares	(3,920)	—

Net increase in cash and cash equivalents	288,325	622,201
Cash and cash equivalents, beginning of period	2,090,005	2,039,447

Cash and cash equivalents, end of period	$2,378,330	$2,661,648

Supplemental disclosures of cash flow items:
Income taxes paid	$26,000	$138,100
Non-cash transaction: retirement of 520 treasury shares	623	—

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

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